Exhibit 99.1

LKQ CORPORATION ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2018

•	Annual revenue growth of 22% to $11.9 billion; fourth quarter growth of 22%

•	Annual organic revenue growth for parts and services of 4.4%; fourth quarter growth of 2.5%

•	Operating cash flow of $711 million, up 37% compared to 2017

•	Non-cash impairment charges of $97 million for the full year; $75 million recorded in the fourth quarter

•	Annual net income from continuing operations attributable to LKQ stockholders decreased 10.4% to $485 million; adjusted net income increased 18.5% to $691 million

•	Annual diluted EPS from continuing operations attributable to LKQ stockholders of $1.53; adjusted diluted EPS of $2.19

•	Fourth quarter 2018 diluted EPS from continuing operations attributable to LKQ stockholders of $0.13; adjusted diluted EPS of $0.48

Chicago, IL (February 28, 2019) - LKQ Corporation (Nasdaq:LKQ) today announced results for its fourth quarter and full year ended December 31, 2018. For the fourth quarter of 2018, revenue was $3.0 billion, an increase of 22% from $2.5 billion for the comparable period of 2017. Parts and services organic revenue growth for the fourth quarter of 2018 was 2.5%.

Net income from continuing operations attributable to LKQ stockholders for the fourth quarter of 2018 was $40 million, a decrease of 68% year-over-year. Diluted earnings per share from continuing operations attributable to LKQ stockholders for the fourth quarter of 2018 was $0.13 as compared to $0.41 for the same period of 2017, a decrease of 68%. The fourth quarter 2018 results included non-cash impairment charges (net of tax) of $48 million related to the Company’s equity investment in Mekonomen AB and $26 million related to goodwill recorded on our 2017 acquisition of an aviation parts recycler. These impairment charges reduced diluted earnings per share for the fourth quarter of 2018 by $0.23. On an adjusted basis, net income from continuing operations attributable to LKQ stockholders was $151 million, an increase of 19.7% as compared to the $126 million for the same period of 2017. On an adjusted basis, diluted earnings per share from continuing operations attributable to LKQ stockholders for the fourth quarter of 2018 was $0.48, an increase of 17.1% as compared to $0.41 for the same period of 2017.
“Looking back on 2018, I am proud of the team’s efforts to complete the Stahlgruber acquisition, produce solid organic growth across all our segments, and effectively manage working capital to allow us to produce the highest annual operating cash flow figure in the Company’s history. While I acknowledge that the 2018 results didn’t live up to our initial expectations due to operational challenges in parts of the business and economic headwinds, particularly in Europe, I believe that we are taking the necessary steps to position the Company for continued success,” stated Dominick Zarcone, President and Chief Executive Officer of LKQ Corporation. “As we look forward to fiscal 2019, we will continue to execute on our productivity initiatives across each operating segment and remain focused on profitable revenue growth, margin enhancement, excellent cash conversion, and optimizing our capital allocation strategy.”

For the full year of 2018, revenue was $11.9 billion, an increase of 22% from $9.7 billion for the comparable period of 2017. Parts and services organic revenue growth for the full year of 2018 was 4.4%. Net income from continuing operations attributable to LKQ stockholders for the full year of 2018 was $485 million, a decrease of 10.4% as compared to $540 million for the comparable period of 2017. Diluted earnings per share from continuing operations attributable to LKQ stockholders for the full year of 2018 was $1.53, a decrease of 12.1% as compared to $1.74 for the same period of 2017. The 2018 results included non-cash impairment charges (net of tax) of $71 million related to the Company’s equity investment in Mekonomen AB and $26 million related to the fourth quarter goodwill write down. These impairment charges reduced diluted earnings per share for the full year of 2018 by $0.31. On an adjusted basis, diluted earnings per share from continuing operations attributable to LKQ stockholders for the full year of 2018 was $2.19, an increase of 16.5% as compared to $1.88 for the same period of 2017.
Balance Sheet and Liquidity
In 2018, we generated cash flows from operations of $711 million, invested $250 million in capital expenditures, and completed acquisitions aggregating $1.2 billion of cash paid. As of December 31, 2018, the balance sheet reflected cash and cash equivalents of $332 million and outstanding debt of $4.3 billion. The unused capacity under the Company’s credit facilities at December 31, 2018 was approximately $1.7 billion and net leverage was down to 2.9X, as defined in the credit facility.
During the fourth quarter of 2018, the Company repurchased approximately 2.3 million shares of its common stock at an average price per share of $26.41, returning approximately $60 million of capital to our stockholders.
Other Events
On November 26, 2018, the Company announced that it reset its credit facility to a total availability of $3.5 billion. Among other changes, the amendment increased the amount available under the revolving credit facility from $2.75 billion to $3.15 billion and reduced the term loan to $350 million; reduced the number of leverage pricing tiers; extended the maturity date from 2023 to 2024; reduced the unused facility fee depending on leverage category; increased the basket for indebtedness incurred under our receivables securitization facility; increased our swingline loan capacity and added the ability to borrow in British Pounds and Euros; provided flexibility to implement a supply chain finance program and a captive insurance unit; and reset all restrictive baskets to zero.
On December 20, 2018, the Company announced that effective on or about April 1, 2019, Arnd Franz will join LKQ Europe as Chief Operating Officer. He will report directly to the Chief Executive Officer and Managing Director of LKQ Europe, John Quinn. Mr. Franz is currently Corporate Executive Vice President and Member of the Management Board of the MAHLE Group, headquartered in Stuttgart, Germany. Most recently, Mr. Franz has been responsible for MAHLE’’s global automotive sales and application engineering, including the aftermarket business unit. From 2006 until 2013, he was Executive Vice President and General Manager for MAHLE Aftermarket.
During the fourth quarter of 2018, we acquired three wholesale businesses in North America and two wholesale businesses in Europe for a total net consideration of approximately $14 million. Also in the fourth quarter, LKQ’s European operations opened five branches in Eastern Europe.

Company Outlook

2019 Guidance
Organic revenue growth for parts & services	2.0% to 4.0%
Net income from continuing operations attributable to LKQ stockholders	$641 million to $680 million
Adjusted net income from continuing operations attributable to LKQ stockholders*	$732 million to $771 million
Diluted EPS from continuing operations attributable to LKQ stockholders	$2.05 to $2.17
Adjusted diluted EPS from continuing operations attributable to LKQ stockholders*	$2.34 to $2.46
Cash flows from operations	$775 million to $850 million
Capital expenditures	$250 million to $300 million
*Non-GAAP measures. See the table accompanying this release that reconciles the forecasted U.S. GAAP measures to the forecasted adjusted measures, which are non-GAAP.
Varun Laroyia, Executive Vice President and Chief Financial Officer, commented, “Our 2019 annual guidance reflects our emphasis on profitable revenue growth and free cash flow generation. While we expect revenue growth to moderate from past levels, we believe that our margin enhancement initiatives will boost profitability in 2019 despite headwinds from lower scrap metals prices and a strengthening dollar. The operational focus and continued momentum on active working capital management and prudent capital spending is expected to contribute to an increase in free cash flow generation.”
Our guidance for the full year 2019 is based on current conditions (including acquisitions completed through February 28, 2019), including no material disruptions associated with the United Kingdom’s potential exit from the European Union. The guidance for the full year 2019 is based on scrap prices remaining at current prices and exchange rates for the British pound, Euro and Canadian dollar holding near current levels. Changes in these conditions may impact our ability to achieve the guidance. Adjusted figures exclude (to the extent applicable) the impact of restructuring and acquisition related expenses; amortization expense related to acquired intangibles; excess tax benefits and deficiencies from stock-based payments; losses on debt extinguishment; impairment charges; and gains and losses related to acquisitions or divestitures (including changes in the fair value of contingent consideration liabilities).
Non-GAAP Financial Measures
This release contains and management’s presentation on the conference call will refer to non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host a conference call and webcast on February 28, 2019 at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) with members of senior management to discuss the Company's results. To access the investor conference call, please dial (866) 393-4306. International access to the call may be obtained by dialing (734) 385-2616. The investor conference call will require you to enter conference ID: 7395776#.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at (www.lkqcorp.com) in the Investor Relations section.

A replay of the conference call will be available by telephone at (855) 859-2056 or (404) 537-3406 for international calls. The telephone replay will require you to enter conference ID: 7395776#. An online replay of the audio webcast will be available on the Company's website. Both formats of replay will be available through March 14, 2019. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include the factors set forth below, and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.
These factors include the following (not necessarily in order of importance):

•
changes in economic and political activity in the U.S. and other countries in which we are located or do business, including the U.K. withdrawal from the European Union (also known as Brexit), and the impact of these changes on our businesses, the demand for our products and our ability to obtain financing for operations;

•	increasing competition in the automotive parts industry (including the potential competitive advantage to original equipment manufacturers (“OEMs”) with "connected car" technology);

•	fluctuations in the pricing of new OEM replacement products;

•	changes in the level of acceptance and promotion of alternative automotive parts by insurance companies and vehicle repairers;

•	changes to our business relationships with insurance companies or changes by insurance companies to their business practices relating to the use of our products;

•	our ability to identify sufficient acquisition candidates at reasonable prices to maintain our growth objectives;

•	our ability to integrate, realize expected synergies, and successfully operate acquired companies and any companies acquired in the future, and the risks associated with these companies;

•	the implementation of a border tax or tariff on imports and the negative impact on our business due to the amount of inventory we import;

•	restrictions or prohibitions on selling certain aftermarket products through enforcement by OEMs of intellectual property rights;

•	restrictions or prohibitions on importing certain aftermarket products by border enforcement agencies based on, among other things, intellectual property infringement claims;

•	variations in the number of vehicles manufactured and sold, vehicle accident rates, miles driven, and the age profile of vehicles in accidents;

•	the increase of accident avoidance systems being installed in vehicles;

•	the potential loss of sales of certain mechanical parts due to the rise of electric vehicle sales;

•	fluctuations in the prices of fuel, scrap metal and other commodities;

•	changes in laws or regulations affecting our business;

•	higher costs and the resulting potential inability to service our customers to the extent that our suppliers decide to discontinue business relationships with us;

•	price increases, interruptions or disruptions to the supply of vehicle parts from aftermarket suppliers and vehicles from salvage auctions;

•	changes in the demand for our products and the supply of our inventory due to severity of weather and seasonality of weather patterns;

•	the risks associated with operating in foreign jurisdictions, including foreign laws and economic and political instabilities;

•	declines in the values of our assets;

•	additional unionization efforts, new collective bargaining agreements, and work stoppages;

•	our ability to develop and implement the operational and financial systems needed to manage our operations;

•	interruptions, outages or breaches of our operational systems, security systems, or infrastructure as a result of attacks on, or malfunctions of, our systems;

•	costs of complying with laws relating to the security of personal information;

•	product liability claims by the end users of our products or claims by other parties who we have promised to indemnify for product liability matters;

•	costs associated with recalls of the products we sell;

•	potential losses of our right to operate at key locations if we are not able to negotiate lease renewals;

•	inaccuracies in the data relating to our industry published by independent sources upon which we rely;

•	currency fluctuations in the U.S. dollar, pound sterling and euro versus other currencies;

•	our ability to obtain financing on acceptable terms to finance our growth;

•	our ability to satisfy our debt obligations and to operate within the limitations imposed by financing arrangements;

•	changes to applicable U.S. and foreign tax laws, changes to interpretations of tax laws, and changes in our mix of earnings among the jurisdictions in which we operate; and

•	disruptions to the management and operations of our business and the uncertainties caused by activist investors.

Contact:
Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated
Statements of Income, with Supplementary Data
(In thousands, except per share data)

	Three Months Ended December 31,
	2018		2017
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$3,002,781	100.0%	$2,469,855	100.0%	$532,926	21.6%
Cost of goods sold	1,840,972	61.3%	1,522,210	61.6%	318,762	20.9%
Gross margin	1,161,809	38.7%	947,645	38.4%	214,164	22.6%
Selling, general and administrative expenses (2), (3)	880,646	29.3%	712,342	28.8%	168,304	23.6%
Restructuring and acquisition related expenses	5,882	0.2%	9,301	0.4%	(3,419)	(36.8%)
Impairment of goodwill	33,244	1.1%	—	0.0%	33,244	n/m
Depreciation and amortization	77,891	2.6%	60,368	2.4%	17,523	29.0%
Operating income	164,146	5.5%	165,634	6.7%	(1,488)	(0.9%)
Other expense (income):
Interest expense	37,305	1.2%	27,144	1.1%	10,161	37.4%
Loss on debt extinguishment	1,350	0.0%	456	0.0%	894	n/m
Gains on bargain purchases	(2,090)	(0.1%)	120	0.0%	(2,210)	n/m
Interest income and other expense (income), net	4,012	0.1%	(12,281)	(0.5%)	16,293	n/m
Total other expense, net	40,577	1.4%	15,439	0.6%	25,138	n/m
Income from continuing operations before provision for income taxes	123,569	4.1%	150,195	6.1%	(26,626)	(17.7%)
Provision for income taxes	34,968	1.2%	29,354	1.2%	5,614	19.1%
Equity in (losses) earnings of unconsolidated subsidiaries	(46,145)	(1.5%)	2,029	0.1%	(48,174)	n/m
Income from continuing operations	42,456	1.4%	122,870	5.0%	(80,414)	(65.4%)
Net loss from discontinued operations	(4,397)	(0.1%)	(2,215)	(0.1%)	(2,182)	98.5%
Net income	38,059	1.3%	120,655	4.9%	(82,596)	(68.5%)
Less: net income (loss) attributable to noncontrolling interest	2,010	0.1%	(3,516)	(0.1%)	5,526	n/m
Net income attributable to LKQ stockholders	$36,049	1.2%	$124,171	5.0%	$(88,122)	(71.0%)

Basic earnings per share: (4)
Income from continuing operations	$0.13		$0.40		$(0.27)	(67.5%)
Net loss from discontinued operations	(0.01)		(0.01)		—	—%
Net income	0.12		0.39		(0.27)	(69.2%)
Less: net income (loss) attributable to noncontrolling interest	0.01		(0.01)		0.02	n/m
Net income attributable to LKQ stockholders	$0.11		$0.40		$(0.29)	(72.5%)

Diluted earnings per share: (4)
Income from continuing operations	$0.13		$0.39		$(0.26)	(66.7%)
Net loss from discontinued operations	(0.01)		(0.01)		—	—%
Net income	0.12		0.39		(0.27)	(69.2%)
Less: net income (loss) attributable to noncontrolling interest	0.01		(0.01)		0.02	n/m
Net income attributable to LKQ stockholders	$0.11		$0.40		$(0.29)	(72.5%)

Weighted average common shares outstanding:
Basic	317,427		309,070		8,357	2.7%
Diluted	318,510		311,106		7,404	2.4%

(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.
(2) Selling, general and administrative expenses contain facility and warehouse expenses and distribution expenses that were previously shown separately.
(3) Certain amounts for 2017 have been recast to reflect the 2018 adoption of ASU 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost."
(4) The sum of the individual earnings per share amounts may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated
Statements of Income, with Supplementary Data
(In thousands, except per share data)

	Year Ended December 31,
	2018		2017
		% of Revenue (1)		% of Revenue (1)	$ Change	% Change
Revenue	$11,876,674	100.0%	$9,736,909	100.0%	$2,139,765	22.0%
Cost of goods sold	7,301,817	61.5%	5,937,286	61.0%	1,364,531	23.0%
Gross margin	4,574,857	38.5%	3,799,623	39.0%	775,234	20.4%
Selling, general and administrative expenses (2), (3)	3,352,731	28.2%	2,715,407	27.9%	637,324	23.5%
Restructuring and acquisition related expenses	32,428	0.3%	19,672	0.2%	12,756	64.8%
Impairment of goodwill	33,244	0.3%	—	0.0%	33,244	n/m
Depreciation and amortization	274,213	2.3%	219,546	2.3%	54,667	24.9%
Operating income	882,241	7.4%	844,998	8.7%	37,243	4.4%
Other expense (income):
Interest expense	146,377	1.2%	101,640	1.0%	44,737	44.0%
Loss on debt extinguishment	1,350	0.0%	456	0.0%	894	n/m
Gains on bargain purchases	(2,418)	(0.0%)	(3,870)	(0.0%)	1,452	(37.5%)
Interest income and other income, net	(6,499)	(0.1%)	(19,855)	(0.2%)	13,356	(67.3%)
Total other expense, net	138,810	1.2%	78,371	0.8%	60,439	77.1%
Income from continuing operations before provision for income taxes	743,431	6.3%	766,627	7.9%	(23,196)	(3.0%)
Provision for income taxes	191,395	1.6%	235,560	2.4%	(44,165)	(18.7%)
Equity in (losses) earnings of unconsolidated subsidiaries	(64,471)	(0.5%)	5,907	0.1%	(70,378)	n/m
Income from continuing operations	487,565	4.1%	536,974	5.5%	(49,409)	(9.2%)
Net loss from discontinued operations	(4,397)	(0.0%)	(6,746)	(0.1%)	2,349	(34.8%)
Net income	483,168	4.1%	530,228	5.4%	(47,060)	(8.9%)
Less: net income (loss) attributable to noncontrolling interest	3,050	0.0%	(3,516)	(0.0%)	6,566	n/m
Net income attributable to LKQ stockholders	$480,118	4.0%	$533,744	5.5%	$(53,626)	(10.0%)

Basic earnings per share: (4)
Income from continuing operations	$1.55		$1.74		$(0.19)	(10.9%)
Net loss from discontinued operations	(0.01)		(0.02)		0.01	(50.0%)
Net income	1.54		1.72		(0.18)	(10.5%)
Less: net income (loss) attributable to noncontrolling interest	0.01		(0.01)		0.02	n/m
Net income attributable to LKQ stockholders	$1.53		$1.73		$(0.20)	(11.6%)

Diluted earnings per share: (4)
Income from continuing operations	$1.54		$1.73		$(0.19)	(11.0%)
Net loss from discontinued operations	(0.01)		(0.02)		0.01	(50.0%)
Net income	1.53		1.71		(0.18)	(10.5%)
Less: net income (loss) attributable to noncontrolling interest	0.01		(0.01)		0.02	n/m
Net income attributable to LKQ stockholders	$1.52		$1.72		$(0.20)	(11.6%)

Weighted average common shares outstanding:
Basic	314,428		308,607		5,821	1.9%
Diluted	315,849		310,649		5,200	1.7%

(1) The sum of the individual percentage of revenue components may not equal the total due to rounding.
(2) Selling, general and administrative expenses contain facility and warehouse expenses and distribution expenses that were previously shown separately.
(3) Certain amounts for 2017 have been recast to reflect the 2018 adoption of ASU 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost."
(4) The sum of the individual earnings per share amounts may not equal the total due to rounding.

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$331,761	$279,766
Receivables, net	1,154,083	1,027,106
Inventories	2,836,075	2,380,783
Prepaid expenses and other current assets	199,030	134,479
Total current assets	4,520,949	3,822,134
Property, plant and equipment, net	1,220,162	913,089
Intangible assets:
Goodwill	4,381,458	3,536,511
Other intangibles, net	928,752	743,769
Equity method investments	179,169	208,404
Other assets	162,912	142,965
Total assets	$11,393,402	$9,366,872
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$942,398	$788,613
Accrued expenses:
Accrued payroll-related liabilities	172,005	143,424
Other accrued expenses	288,425	218,600
Refund liability	104,585	—
Other current liabilities	61,109	45,727
Current portion of long-term obligations	121,826	126,360
Total current liabilities	1,690,348	1,322,724
Long-term obligations, excluding current portion	4,188,674	3,277,620
Deferred income taxes	311,434	252,359
Other noncurrent liabilities	364,194	307,516
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 318,417,821 shares issued and 316,146,114 shares outstanding at December 31, 2018; 309,126,386 shares issued and outstanding at December 31, 2017	3,184	3,091
Additional paid-in capital	1,415,188	1,141,451
Retained earnings	3,598,876	3,124,103
Accumulated other comprehensive loss	(174,950)	(70,476)
Treasury stock, at cost; 2,271,707 shares at December 31, 2018	(60,000)	—
Total Company stockholders’ equity	4,782,298	4,198,169
Noncontrolling interest	56,454	8,484
Total stockholders’ equity	4,838,752	4,206,653
Total liabilities and stockholders’ equity	$11,393,402	$9,366,872

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$483,168	$530,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	294,077	230,203
Impairment on Mekonomen equity method investment	70,895	—
Impairment of goodwill	33,244	—
Stock-based compensation expense	22,760	22,832
Loss on debt extinguishment	1,350	456
Loss on sale of business	—	10,796
Gains on bargain purchases	(2,418)	(3,870)
Deferred income taxes	(2,180)	(46,537)
Other	9,534	1,301
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables, net	241	(55,979)
Inventories	(127,153)	(203,857)
Prepaid income taxes/income taxes payable	(2,125)	8,376
Accounts payable	(77,621)	45,136
Other operating assets and liabilities	6,967	(20,185)
Net cash provided by operating activities	710,739	518,900
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(250,027)	(179,090)
Proceeds from disposals of property, plant and equipment	27,659	8,707
Acquisitions, net of cash and restricted cash acquired	(1,214,995)	(513,088)
Proceeds from disposals of business/investment	—	301,297
Investments in unconsolidated subsidiaries	(60,300)	(7,664)
Receipts of deferred purchase price on receivables under factoring arrangements	36,991	—
Other investing activities, net	1,733	5,243
Net cash used in investing activities	(1,458,939)	(384,595)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,303	7,470
Taxes paid related to net share settlements of stock-based compensation awards	(5,567)	(5,525)
Debt issuance costs	(21,128)	(4,267)
Proceeds from issuance of Euro Notes (2026/28)	1,232,100	—
Purchase of treasury stock	(60,000)	—
Borrowings under revolving credit facilities	1,667,325	839,171
Repayments under revolving credit facilities	(1,528,970)	(946,477)
Repayments under term loans	(354,800)	(27,884)
Borrowings under receivables securitization facility	10,120	11,245
Repayments under receivables securitization facility	(120)	(11,245)
Payment of assumed debt and notes issued from acquisitions	(54,888)	—
(Repayments) borrowings of other debt, net	(11,730)	19,706
Other financing activities, net	5,350	5,239
Net cash provided by (used in) financing activities	882,995	(112,567)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(77,311)	23,512
Net increase in cash, cash equivalents and restricted cash	57,484	45,250
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	279,766	227,400
Add: Cash, cash equivalents and restricted cash of discontinued operations, beginning of period	—	7,116
Cash, cash equivalents and restricted cash of continuing and discontinued operations, beginning of period	279,766	234,516
Cash, cash equivalents and restricted cash, end of period	$337,250	$279,766

The following unaudited tables compare certain third party revenue categories:

	Three Months Ended
	December 31,
	2018	2017	$ Change	% Change
	(In thousands)
Included in Unaudited Consolidated
Statements of Income of LKQ Corporation
North America	$1,111,146	$1,071,530	$39,616	3.7%
Europe	1,421,140	969,102	452,038	46.6%
Specialty	321,784	295,421	26,363	8.9%
Parts and services	2,854,070	2,336,053	518,017	22.2%
Other	148,711	133,802	14,909	11.1%
Total	$3,002,781	$2,469,855	$532,926	21.6%

Revenue changes by category for the three months ended December 31, 2018 vs. 2017:

	Revenue Change Attributable to:
	Organic	Acquisition	Foreign Exchange	Total Change (1)
North America	3.7%	0.3%	(0.3%)	3.7%
Europe	0.3%	49.7%	(3.3%)	46.6%
Specialty	5.8%	3.5%	(0.4%)	8.9%
Parts and services	2.5%	21.2%	(1.6%)	22.2%
Other	10.2%	1.1%	(0.2%)	11.1%
Total	3.0%	20.1%	(1.5%)	21.6%

The following unaudited tables compare certain third party revenue categories:

	Year Ended
	December 31,
	2018	2017	$ Change	% Change
	(In thousands)
Included in Unaudited Consolidated
Statements of Income of LKQ Corporation
North America	$4,558,220	$4,278,531	$279,689	6.5%
Europe	5,202,231	3,628,906	1,573,325	43.4%
Specialty	1,472,956	1,301,197	171,759	13.2%
Parts and services	11,233,407	9,208,634	2,024,773	22.0%
Other	643,267	528,275	114,992	21.8%
Total	$11,876,674	$9,736,909	$2,139,765	22.0%

Revenue changes by category for the year ended December 31, 2018 vs. 2017:

	Revenue Change Attributable to:
	Organic	Acquisition	Foreign Exchange	Total Change (1)
North America	5.7%	0.8%	0.0%	6.5%
Europe	2.9%	36.7%	3.8%	43.4%
Specialty	4.6%	8.6%	0.0%	13.2%
Parts and services	4.4%	16.0%	1.5%	22.0%
Other	20.4%	1.4%	0.0%	21.8%
Total	5.3%	15.3%	1.4%	22.0%
(1) The sum of the individual revenue change components may not equal the total percentage change due to rounding.

The following unaudited table reconciles consolidated revenue growth for parts & services to constant currency revenue growth for the same measure:

	Three Months Ended		Year Ended
	December 31, 2018		December 31, 2018
	Consolidated	Europe	Consolidated	Europe
Parts & Services
Revenue growth as reported	22.2%	46.6%	22.0%	43.4%
Less: Currency impact	(1.6%)	(3.3%)	1.5%	3.8%
Revenue growth at constant currency	23.8%	49.9%	20.5%	39.6%

We have presented the growth of our revenue on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency revenue information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance, as this statistic removes the translation impact of exchange rate fluctuations, which are outside of our control and do not reflect our operational performance. Constant currency revenue results are calculated by translating prior year revenue in local currency using the current year's currency conversion rate. This non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. In addition, not all companies that report revenue growth on a constant currency basis calculate such measure in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table compares revenue and Segment EBITDA by reportable segment:

	Three Months Ended				Year Ended
	December 31,				December 31,
	2018		2017		2018		2017
(In thousands)		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Revenue
North America	$1,254,801		$1,202,954		$5,182,609		$4,799,651
Europe	1,426,315		971,641		5,221,754		3,636,811
Specialty	322,954		296,518		1,477,680		1,305,516
Eliminations	(1,289)		(1,258)		(5,369)		(5,069)
Total revenue	$3,002,781		$2,469,855		$11,876,674		$9,736,909
Segment EBITDA
North America	$153,381	12.2%	$152,781	12.7%	$660,153	12.7%	$655,275	13.7%
Europe	106,936	7.5%	77,619	8.0%	422,721	8.1%	319,156	8.8%
Specialty	27,551	8.5%	23,026	7.8%	168,525	11.4%	142,159	10.9%
Total Segment EBITDA	$287,868	9.6%	$253,426	10.3%	$1,251,399	10.5%	$1,116,590	11.5%

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss. We calculate Segment EBITDA as EBITDA excluding restructuring and acquisition related expenses, change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, equity in losses and earnings of unconsolidated subsidiaries and impairment of goodwill. EBITDA, which is the basis for Segment EBITDA, is calculated as net income, less net income (loss) attributable to noncontrolling interest, excluding discontinued operations, depreciation, amortization, interest and income tax expense. Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. We also consider Segment EBITDA to be a useful financial measure in evaluating our operating performance, as it provides investors, securities analysts and other interested parties with supplemental information regarding the underlying trends in our ongoing operations. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue. Refer to the table on the following page for a reconciliation of net income to EBITDA and Segment EBITDA.

The following unaudited table reconciles Net Income to EBITDA and Segment EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
(In thousands)
Net income	$38,059	$120,655	$483,168	$530,228
Less: net income (loss) attributable to noncontrolling interest	2,010	(3,516)	3,050	(3,516)
Net income attributable to LKQ stockholders	36,049	124,171	480,118	533,744
Subtract:
Net loss from discontinued operations	(4,397)	(2,215)	(4,397)	(6,746)
Net income from continuing operations attributable to LKQ stockholders	40,446	126,386	484,515	540,490
Add:
Depreciation and amortization	77,891	60,368	274,213	219,546
Depreciation and amortization - cost of goods sold	5,209	3,327	19,864	10,657
Interest expense, net of interest income	36,889	26,814	144,536	100,620
Loss on debt extinguishment	1,350	456	1,350	456
Provision for income taxes	34,968	29,354	191,395	235,560
Earnings before interest, taxes, depreciation and amortization (EBITDA)	196,753	246,705	1,115,873	1,107,329
Subtract:
Equity in (losses) earnings of unconsolidated subsidiaries	(46,145)	2,029	(64,471)	5,907
Fair value loss on Mekonomen derivative instrument	(7,677)	—	(5,168)	—
Gains on bargain purchases	2,090	(120)	2,418	3,870
Add:
Restructuring and acquisition related expenses	5,882	9,301	32,428	19,672
Inventory step-up adjustment - acquisition related	—	3,584	403	3,584
Impairment of goodwill	33,244	—	33,244	—
Impairment of net assets held for sale	—	—	2,438	—
Change in fair value of contingent consideration liabilities	257	(4,255)	(208)	(4,218)
Segment EBITDA	$287,868	$253,426	$1,251,399	$1,116,590

Net income from continuing operations attributable to LKQ stockholders as a percentage of revenue	1.3%	5.1%	4.1%	5.6%

EBITDA as a percentage of revenue	6.6%	10.0%	9.4%	11.4%

Segment EBITDA as a percentage of revenue	9.6%	10.3%	10.5%	11.5%

We have presented EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our operating performance and the value of our business. We calculate EBITDA as net income, less net income (loss) attributable to noncontrolling interest, excluding discontinued operations, depreciation, amortization, interest and income tax expense. EBITDA provides insight into our profitability trends and allows management and investors to analyze our operating results with the impact of noncontrolling interest and without the impact of discontinued operations, depreciation, amortization, interest and income tax expense. We believe EBITDA is used by investors, securities analysts and other interested parties in evaluating the operating performance and the value of other companies, many of which present EBITDA when reporting their results.

We have presented Segment EBITDA solely as a supplemental disclosure that offers investors, securities analysts and other interested parties useful information to evaluate our segment profit and loss and underlying trends in our ongoing operations. We calculate Segment EBITDA as EBITDA excluding restructuring and acquisition related expenses, change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, equity in losses and earnings of unconsolidated subsidiaries and impairment of goodwill. Our chief operating decision maker, who is our Chief Executive Officer, uses Segment EBITDA as the key measure of our segment profit or loss. We use Segment EBITDA to compare profitability among our segments and evaluate business strategies. Segment EBITDA includes revenue and expenses that are controllable by the segment. Corporate and administrative expenses are allocated to the segments based on usage, with shared expenses apportioned based on the segment's percentage of consolidated revenue.

EBITDA and Segment EBITDA should not be construed as alternatives to operating income, net income or net cash provided by (used in) operating activities, as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report EBITDA or Segment EBITDA information calculate EBITDA or Segment EBITDA in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Net Income and Diluted Earnings per Share to Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
(In thousands, except per share data)
Net income	$38,059	$120,655	$483,168	$530,228
Less: net income (loss) attributable to noncontrolling interest	2,010	(3,516)	3,050	(3,516)
Net income attributable to LKQ stockholders	36,049	124,171	480,118	533,744
Subtract:
Net loss from discontinued operations	(4,397)	(2,215)	(4,397)	(6,746)
Net income from continuing operations attributable to LKQ stockholders	40,446	126,386	484,515	540,490
Adjustments - continuing operations attributable to LKQ stockholders:
Amortization of acquired intangibles	37,896	26,225	126,820	97,388
Restructuring and acquisition related expenses	5,882	9,301	32,428	19,672
Loss on debt extinguishment	1,350	456	1,350	456
Inventory step-up adjustment - acquisition related	—	3,584	403	3,584
Change in fair value of contingent consideration liabilities	257	(4,255)	(208)	(4,218)
Gains on bargain purchases	(2,090)	120	(2,418)	(3,870)
Impairment of goodwill	33,244	—	33,244	—
Impairment of net assets held for sale	—	—	2,438	—
Impairment on Mekonomen equity method investment	48,180	—	70,895	—
Fair value loss on Mekonomen derivative instrument	7,677	—	5,168	—
U.S. tax law change 2017	—	(22,188)	(9,581)	(22,188)
Excess tax benefit from stock-based payments	(874)	(942)	(4,859)	(8,000)
Tax effect of adjustments	(20,632)	(12,283)	(49,437)	(40,616)
Adjusted net income from continuing operations attributable to LKQ stockholders	$151,336	$126,404	$690,758	$582,698

Weighted average diluted common shares outstanding	318,510	311,106	315,849	310,649

Diluted earnings per share from continuing operations attributable to LKQ stockholders:
Reported	$0.13	$0.41	$1.53	$1.74

Adjusted	$0.48	$0.41	$2.19	$1.88

We have presented Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as we believe these measures are useful for evaluating the core operating performance of our continuing business across reporting periods and in analyzing the company’s historical operating results. We define Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders as Net Income and Diluted Earnings per Share adjusted to eliminate the impact of noncontrolling interest, discontinued operations, restructuring and acquisition related expenses, amortization expense related to acquired intangibles, the change in fair value of contingent consideration liabilities, other gains and losses related to acquisitions, equity method investments, or divestitures, impairment of goodwill, excess tax benefits and deficiencies from stock-based payments, adjustments to the estimated tax reform provisions recorded in 2017 and any tax effect of these adjustments. The tax effect of these adjustments is calculated using the effective tax rate for the applicable period or for certain discrete items the specific tax expense or benefit for the adjustment. Given the variability and volatility of the amount and frequency of costs related to acquisitions, management believes that these costs are not normal operating expenses and should be adjusted in our calculation of Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders. These financial measures are used by management in its decision making and overall evaluation of our operating performance and are included in the metrics used to determine incentive compensation for our senior management. Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders should not be construed as alternatives to Net Income or Diluted Earnings per Share as determined in accordance with accounting principles generally accepted in the United States. In addition, not all companies that report measures similar to Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders calculate such measures in the same manner as we do and, accordingly, our calculations are not necessarily comparable to similarly-named measures of other companies and may not be appropriate measures for performance relative to other companies.

The following unaudited table reconciles Forecasted Net Income and Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders to Forecasted Adjusted Net Income from Continuing Operations Attributable to LKQ Stockholders and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, respectively:

	Forecasted
	Fiscal Year 2019
	Minimum Guidance	Maximum Guidance
(In millions, except per share data)
Net income from continuing operations attributable to LKQ stockholders	$641	$680
Adjustments:
Amortization of acquired intangibles	125	125
Tax effect of adjustments	(34)	(34)
Adjusted net income from continuing operations attributable to LKQ stockholders	$732	$771

Weighted average diluted common shares outstanding	313	313

Diluted earnings per share from continuing operations attributable to LKQ stockholders:
U.S. GAAP	$2.05	$2.17
Non-GAAP (Adjusted)	$2.34	$2.46

We have presented forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders in our financial guidance. Refer to the discussion of Adjusted Net Income and Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders for details on the calculation of these non-GAAP financial measures. In the calculation of forecasted Adjusted Net Income and forecasted Adjusted Diluted Earnings per Share from Continuing Operations Attributable to LKQ Stockholders, we included estimates of income from continuing operations attributable to LKQ stockholders, amortization of acquired intangibles for the full fiscal year 2019 and the related tax effect; we did not estimate amounts for any other components of the calculation for the year ending December 31, 2019.